Exhibit 10.1

FORM OF SPLIT-DOLLAR AND DEFERRED COMPENSATION REPLACEMENT BENEFIT AGREEMENT

ELECTION FORM AND AGREEMENT AMENDMENT

TO: Coca-Cola Bottling Co. Consolidated

FROM:

Name:

Address:

Social Security No.:

I acknowledge that, in accordance with the provisions of my Split-Dollar and Deferred Compensation Replacement Benefit Agreement entered into as of December 5, 2003 with Coca-Cola Bottling Co. Consolidated (the “Agreement”), I have previously elected to receive my benefit under the Agreement in [a single lump sum/5 annual payments/10 annual payments].

I further acknowledge that as a result of a prospective change to the Agreement, I am being given a one-time opportunity to elect to receive a lump sum distribution of the Replacement Benefit under the Agreement in the amount of $[            ] cash. I acknowledge that the amount of this distribution has been determined by the Company in the manner described in the cover memo to me dated
May 20, 2005.

Please select only one of the following:

I wish to receive the entire Replacement Benefit under my Agreement in one lump sum payment in 2005. I understand that by making this election my Agreement will terminate, the payment will be included as taxable income in 2005 and the Company will withhold taxes from the payment as required by law. I further understand that this payment will be made to me in full satisfaction of all benefits to which I am entitled under my Agreement.

I decline to receive the entire Replacement Benefit under my Agreement in one lump sum payment in 2005. I understand that by making this election my Agreement will be amended to comply with the American Jobs Creation Act. As a result, my ability to change this election in the future will be restricted and the first payment of my Replacement Benefit may not be payable until six months following my termination of employment.

I acknowledge that I received the Memo describing the one-time opportunity to receive a lump sum distribution in 2005 of the entire Replacement Benefit under my Split-Dollar and Deferred Compensation Replacement Benefit Agreement and had the opportunity to seek the advice of my tax and/or financial advisor before completing this Election Form.

Signature:	Date:

Accepted by Coca-Cola Bottling Co. Consolidated:

Authorized Signature:	Date:

Schedule to Form of Split-Dollar and Deferred Compensation Replacement Benefit Election

Form and Agreement Amendment

Elections by Certain Executive Officers to Receive Lump-Sum Payment

Effective June 20, 2005

Name	Position	Payment Election Before Election	Current Replacement Benefit	Lump-Sum Payment Amount*
William B. Elmore	President and Chief Operating Officer	10 Annual Payments	$270,775.63	$332,491.31
C. Ray Mayhall	Senior Vice President, Sales	10 Annual Payments	$168,573.14	$174,853.54
Norman C. George	Senior Vice President, Chief Marketing and Customer Officer	10 Annual Payments	$121,855.50	$183,018.88

*	Such amount is equal to the sum of the current replacement benefit plus the present value of the expected increases in the benefit to age 60 using an 8% discount rate.